EXHIBIT 5.3

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Davis Polk & Wardwell London LLP 5 Aldermanbury Square London EC2V 7HR	020 7418 1300 tel 020 7418 1400 fax

March 17, 2015

Lloyds Bank plc
Lloyds Banking Group plc
25 Gresham Street
London EC2V 7AE
United Kingdom

Ladies and Gentlemen:

We have acted as special United States counsel for Lloyds Bank plc, a public limited company organized under the laws of England (the “Company”), and Lloyds Banking Group plc, a public limited company organized under the laws of Scotland (the “Guarantor”), in connection with the Company’s offering of $1,000,000,000 aggregate principal amount of its 1.750% Senior Notes due 2018 (the “2018 Fixed Rate Senior Notes”), $1,000,000,000 aggregate principal amount of its 2.400% Senior Notes due 2020 (the “2020 Fixed Rate Senior Notes”) and $500,000,000 aggregate principal amount of its Floating Rate Notes due 2018 (the “Floating Rate Notes” and, together with the 2018 Fixed Rate Senior Notes and the 2020 Fixed Rate Senior Notes, the “Senior Notes”), each guaranteed by the Guarantor (the “Guarantees” and, together with the Senior Notes, the “Securities”) in an underwritten public offering pursuant to (i) the Underwriting Agreement dated March 12, 2015 (the “Base Underwriting Agreement”) and (ii) the Pricing Agreement dated as of March 12, 2015 (the “Pricing Agreement” and, together with the Base Underwriting Agreement, the “Underwriting Agreement”).  The Securities are to be issued pursuant to the provisions of the senior debt securities indenture dated as of January 21, 2011 (the “Senior Indenture”) among the Company, the Guarantor and The Bank of New York Mellon, London office, as trustee (the “Trustee”), as supplemented by the Fourth Supplemental Indenture dated as of the date hereof among the Company, the Guarantor and the Trustee (the “Fourth Supplemental Indenture” and, together with the Senior Indenture, the “Indenture”).

We, as your counsel, have examined the originals or copies certified or otherwise identified to our satisfaction of such corporate records of the Company and the Guarantor and such other documents and certificates as we have deemed necessary as a basis for the opinion hereinafter expressed.

Davis Polk & Wardwell London LLP is a limited liability partnership formed under the laws of the State of New York, USA, and is authorised and regulated by the Solicitors Regulation Authority with registration number 566321.
Davis Polk includes Davis Polk & Wardwell LLP and its associated entities.

Lloyds Banking Group plc Lloyds Bank plc	March 17, 2015	pg. 2

Based upon and subject to the foregoing, we are of the opinion that:

1)
Assuming that the Senior Indenture and the Fourth Supplemental Indenture have been duly authorized, executed and delivered by the Company insofar as English law is concerned and the Guarantor insofar as Scots law is concerned, the Senior Indenture and the Fourth Supplemental Indenture have been duly executed and delivered by the Company and the Guarantor, and assuming that the Senior Indenture and the Fourth Supplemental Indenture have been duly authorized, executed and delivered by the Trustee and that each of the Trustee, the Company and the Guarantor has full power, authority and legal right to enter into and perform its obligations thereunder, the Senior Indenture and the Fourth Supplemental Indenture constitute valid and binding agreements of the Company and the Guarantor, enforceable against the Company and the Guarantor in accordance with their terms; and

2)
Assuming that the Securities have been duly authorized, executed and delivered by the Company and the Guarantor insofar as English law is concerned and the Guarantor insofar as Scots law is concerned, the Securities, when authenticated in accordance with the terms of the Indenture and delivered and paid for in accordance with the terms of the Underwriting Agreement, will be valid and binding obligations of the Company and the Guarantor entitled to the benefits of the Indenture, enforceable against the Company and the Guarantor in accordance with their terms.

Our opinions in paragraphs (1) and (2) are subject to the effects of applicable bankruptcy, insolvency and similar laws affecting the enforcement of creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability.

We are members of the Bar of the State of New York, and we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States.  Insofar as the foregoing opinion involves matters governed by Scots law, we have relied, without independent investigation, on the opinion of CMS Cameron McKenna LLP, special legal counsel in Scotland for the Company and the Guarantor, dated as of March 17, 2015, to be filed on Form 6-K concurrently with this opinion. Insofar as the foregoing opinion involves matters governed by English law, we have relied, without independent investigation, on the opinion of Linklaters LLP, special legal counsel in England for the Company and the Guarantor, dated as of March 17, 2015, to be filed on Form 6-K concurrently with this opinion.

We hereby consent to the filing of this opinion as an exhibit to a report on Form 6-K to be filed by the Guarantor on the date hereof. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended.

Davis Polk & Wardwell London LLP

This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

Very truly yours, /s/ Davis Polk & Wardwell London LLP Davis Polk & Wardwell London LLP

Davis Polk & Wardwell London LLP